Exhibit 99.1
NEWS RELEASE for November 22, 2006 at 4:00 PM EST

CLARIENT NAMES GREGORY WALLER TO BOARD OF DIRECTORS

ALISO VIEJO, CA – November 22, 2006 — Clarient, Inc. (Nasdaq: CLRT), a technology and services resource for pathologists, oncologists and the pharmaceutical industry, announces the addition of Gregory Waller, 57, to its Board of Directors.  Effective December 1, 2006, Mr. Waller will be replacing Steve Hamm, who resigned from the Board to accept the CFO position at another company.   Mr. Waller will also serve as chairman of the audit committee for Clarient.

Ron Andrews, Clarient’s President and CEO, commented, “We are excited to welcome someone of Gregory Waller’s caliber to our board.   Gregory’s experience as a CFO and audit committee chairman will add significant value to Clarient.  Additionally, we wish to thank Steve Hamm for his outstanding service to Clarient over the past couple of years, and we wish him well in his new role.”

Mr. Waller’s distinguished career spans more than 30 years of experience in the healthcare industry and encompasses a variety of financial and operational functions both in the U.S. and abroad.  He was with Sybron Dental for more than 24 years in a variety of capacities, including more than a decade as Chief Financial Officer.  Prior to being named CFO, he was Vice President of European operations for Kerr Corporation and Vice President and Controller of Ormco, each of which is a subsidiary of Sybron Dental.  Mr. Waller also currently serves as a member on the Board of Directors as well as the chairman of the audit committee for Endologix, Alsius, SenoRx, and Vivometrics.

Mr. Waller has a BA in political science and an MBA in accounting from California State University at Fullerton.

About Clarient

Clarient combines innovative technologies with world class expertise to assess and characterize cancer. Clarient’s mission is to provide technologies, services and the critical information to improve the quality and reduce the cost of patient care as well as accelerating the drug development process. The Company’s principal customers include pathologists, oncologists, hospitals and biopharmaceutical companies.

The Company was formed in 1996 to develop and market the ACIS® Automated Cellular Imaging System, an important advance in slide-based testing.  The rise of individualized medicine as the new direction in oncology led the Company in 2004 to expand its business model to provide the full range of leading diagnostic technologies such as flow cytometry and molecular testing in-house, creating a state-of-the-art commercial cancer laboratory and providing the most advanced oncology testing and drug development services available.  Clarient is a Safeguard Scientifics, Inc. partner company.  For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies.  The company participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings.  For more information about Safeguard, please visit www.safeguard.com.

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to the performance and acceptance of the Company’s new ACIS III system in the market place, the success of the Company’s development and distribution arrangement with Dako, the Company’s ability to expand and maintain a successful sales and marketing organization,, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to laboratory services, new contracts for instrument sales, revenues and results of operations may not be indicative of future results for the reasons set forth above.

The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

Contact:

Charlene Lu   (949) 362-7345

Clarient, Inc. clu@clarientinc.com